Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
MDU COMMUNICATIONS INTERNATIONAL, INC.

MDU Communications International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify that:

FIRST: The name of the corporation is MDU Communications International, Inc.

SECOND: The corporation was originally incorporated on April 20, 1999.

THIRD: Article IV, Section 4.1 is hereby amended and restated to read in its entirety as follows:

"4.1 Authorized Capital. The Corporation shall have authority to issue (a) seventy million (70,000,000) shares of Common Stock and (b) five million shares of Preferred Stock. Each share of Common Stock and Preferred Stock shall have a par value of one−tenth of one cent ($.001)."

FOURTH: The foregoing amendment to the Certificate of Incorporation of the corporation has been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware, and notice of such adoption has been provided in accordance with said Section 228.

IN WITNESS WHEREOF, MDU Communications International, Inc. has caused this Certificate to be signed this 9th day of August, 2004.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Sheldon Nelson

Sheldon Nelson Chief Executive Officer